Exhibit 99.1
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    MALCOLM ASLIN TO REPLACE MICHAEL GULLION AS CEO OF GOLD BANC CORPORATION


LEAWOOD, Kan.--(BUSINESS WIRE)--March 14, 2003--Gold Banc Corporation, Inc. (Nasdaq: GLDB - News) today announced that its Board of Directors has named Malcolm M.(Mick) Aslin Chief Executive Officer, effective Monday, March 17, 2003.

He replaces Michael W. Gullion. In addition, Mr. Aslin replaces Mr. Gullion as President and CEO of Gold Bank-Kansas.

Mr. Aslin has been the President of Gold Banc since 1999 and was formerly the President of UMB Bank. He has overseen the Company's wealth management business and its non-bank subsidiaries. D. Patrick Curran, director of Gold Banc Corporation, said, "Mick's in-depth knowledge of Gold Banc's strategic initiatives and operations, and prior experience running a multi-billion dollar bank, will provide outstanding leadership and continuity for the Company."

Mr. Gullion is being replaced due to an ongoing investigation into certain irregularities related to his personal bank accounts at Gold Bank-Kansas. The irregularities were discovered by Gold Banc's internal auditors and its audit committee. Independent counsel engaged by the Company's Audit Committee and the Company's internal auditing department continue to investigate the irregularities.

"Gold Banc demands the highest ethical conduct from all employees. Violations of Company policies and ethical standards will not be tolerated at any level," said Mr. Aslin. "We are working closely with bank regulatory authorities in this investigation. Based on information to date, no customer funds have been affected by this matter."

The exact size and number of the irregular transactions have not been definitively identified. "Based upon our preliminary review, we believe that losses, if any, to the Company and Gold Bank-Kansas will not be material," said Rick Tremblay, Gold Banc Chief Financial Officer.

As part of the ongoing investigation, the audit committee is taking affirmative steps to further strengthen the internal controls of Gold Bank-Kansas. "We are implementing additional controls and procedures to prevent similar problems in the future," said William R. Hagman, Jr., Head of the Company's Audit Committee.

Gold Banc Corporation, Inc., is a financial holding company headquartered in Leawood, Kansas with over $3.8 billion in assets. Gold Banc provides commercial banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma and Florida through 60 banking locations. Gold Banc is traded on the Nasdaq under the symbol GLDB.

This Release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "except," "target" and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in



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the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future
Results of Operations, Financial Condition or Business." Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements.



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